Exhibit 10.1
LETTER OF INTENT

Several discussions have been held by the parties in regards to the potential sale (the “Transaction”) by Raven Gold Alaska Inc., an Alaska corporation (“Raven”), of Raven’s joint venture interest (“Raven JV Interest”) in the Terra project, located in the southwest Alaska Range, 130 miles west-northwest of Anchorage, Alaska (“Terra Project”), that is the subject of the Terra Gold Project Exploration, Development and Mine Operating Agreement dated September 15, 2010 (the “Terra Gold JV Agreement”) between Raven and Terra Gold Corporation, an Alaska corporation (“Terra Gold”), to Terra Gold.

This letter agreement (“Letter of Intent”) confirms the results of our discussions to date and our mutual intentions with respect to proceeding with the Transaction.

The intent of this Letter of Intent is to set out sufficient details of the proposed Transaction in order that a formal Purchase and Sale Agreement (the “Sale of JV Interest Agreement”) may be prepared and executed by the parties.  While this Letter of Intent may contain substantially all of the elements of the Transaction, this Letter of Intent is not intended to be a binding agreement, except with respect to paragraphs 6, 9, 11, 12, 13, 14 and 15, and a binding agreement with respect to the Transaction will only come into being upon the execution and delivery of the Sale of JV Interest Agreement.

1.
Purpose of the Transaction.  Terra Gold desires to acquire 100% control of the Terra Project, and Raven is willing to sell Raven’s JV Interest to Terra Gold upon substantially the terms set forth in this Letter of Intent.

2.
Property Subject to the Joint Venture.  The Terra Project is a mineral exploration prospect located on an Alaska State claim block consisting of 344 Alaska state mining claims (the “Claims”) covering approximately 55,040 acres (as more specifically set out in Schedule “A”).  Terra Gold understands, and Raven confirms to Terra Gold, that:

(a)
Raven is the sole registered and legal holder of 339 Claims (“Raven Claims”) and Raven and Terra Gold are the sole beneficial owners of such Claims, which are presently in good standing with respect to:

(i)	the doing and filing of assessment work for the assessment year ended September 1, 2012 (subject to the acknowledgement below), and

(ii)	payment of applicable claim rental fees for the rental year ending September 1, 2013; and

(b)
Ben Porterfield is the sole registered and legal holder of 5 Claims (“Porterfield Claims”), Raven is the legal owner of a leasehold interest therein and Raven and Terra Gold are the sole beneficial owners of such leasehold interest in such Claims, which are presently in good standing with respect to:

(i)	the doing and filing of assessment work for the assessment year ended September 1, 2012 (subject to the acknowledgement below), and

(ii)	payment of applicable claim rental fees for the rental year ending September 1, 2013.

Terra Gold acknowledges that the assessment work filings for the assessment year ended September 1, 2012 were prepared and filed by Terra Gold with respect to work carried out on the Claims by Terra Gold (or its affiliates or contractors), and Raven makes no confirmation, representation or warranty with respect to the validity of such filings or of the work reported therein for assessment work purposes.

3.
Sale of JV Interest Agreement.  Raven and Terra agree to proceed in mutual good faith to jointly negotiate, prepare and execute the Sale of JV Interest Agreement by April 1, 2013 (the “Effective Date”) with the aim of structuring the Transaction in a tax efficient manner as may be agreed by the parties.  Terra Gold and its counsel will have primary drafting responsibility for the Sale of JV Interest Agreement and will provide the initial draft for Raven and its counsel for review.  The Sale of JV Interest Agreement will incorporate the terms of this Letter of Intent together with the representations, warranties, covenants, conditions, indemnifications and agreements customary for transactions of this nature as agreed by the parties.  It is the mutual intention of the parties that the closing of the Transaction pursuant to the Sale of Joint Venture Interest Agreement (“Closing”) will occur no later than April 15, 2013, and if Closing does not occur on or before such date then, unless a new date for Closing is mutually agreed by the parties, either party may choose to terminate the Sale of JV Interest Agreement.

4.	Sale of JV Interest Schedule and Terms. The following are the terms of the Transaction to be incorporated into the Sale of JV Interest Agreement:

(a)
Raven will sell the Raven JV Interest to Terra, with the exception of the royalty presently reserved to Raven (as modified as set out below), which royalty will be calculated and paid in accordance with the provisions of Exhibit “E” to the Terra Gold JV Agreement (“Raven Royalty”) and which Raven Royalty will continue to run with and bind the Terra Project;

(b)	The Raven Royalty will be amended to reduce the precious metal portion of the Raven Royalty from a maximum of 5% to 3% but to increase the base metal portion of the Raven Royalty from 1% to 2%:

Proposed Raven Royalty (for precious metals)-

$1,500 and greater     3%

$1,000 - $1,500           2%

$450 - $1,000              1%

<$450                          0.5%

Proposed Raven Royalty (for base metals) – 2%

(c)	The Raven Royalty will not be increased by an additional 1% as a consequence of Raven Gold’s JV Interest falling below 10% due to the sale thereof to Terra Gold;

(d)
Terra Gold will be entitled to retain all products produced from the Terra Project in 2012, subject to Raven’s right to receive the Raven Royalty (3% of net smelter returns on all gold and silver) thereon;

(e)
The purchase price payable by Terra Gold for the Raven JV Interest will be the sum of USD 6,000,000, plus the delivery by Terra Gold to Raven of 750,000 common shares (“WMTN Shares”) in the capital stock of WestMountain Index Adviser, Inc. (“WMTN”), to be paid/delivered as follows:

(i)	Upon Closing, Terra Gold will:

(A)	Pay to Raven the sum of USD 3,000,000, and

(B)	Deliver to Raven a certificate representing the WMTN Shares. Raven will agree not to sell or otherwise dispose of the WMTN Shares for a period of two (2) years after Closing;

(ii)	On or before the day which is ninety (90) days after Closing, Terra Gold will pay to Raven the additional sum of USD 2,000,000; and

(iii)	On or before the day which is one (1) year after Closing, Terra Gold will pay to Raven the additional sum of USD 1,000,000;

(f)
The payments due to Raven under paragraphs 4(e)(ii) and 4(e)(iii) above will be secured by the grant, on Closing, to Raven by Terra Gold of a first mortgage, lien and charge over all of the assets and undertaking of Terra Gold, including, without limitation, the interest of Terra Gold in and to the Terra Project, ranking in priority over any other mortgages, liens or charges and registered in all applicable registries; and

(g)	On Closing, Terra Gold will pay and deliver, or cause to be paid and delivered, to International Tower Hill Mines Ltd. (“ITH”):

(i)	the sum of USD 150,000; and

(ii)	a certificate representing 250,000 common shares in the capital stock of WMTN,

and reflecting the payment owing and shares required to be delivered upon Terra Gold increasing its interest in the JV under the Terra Gold JV Agreement.

5.
Effect of Sale of JV Interest Agreement.  The Sale of JV Interest Agreement will provide that upon the Closing of the Transaction, the Terra Gold JV Agreement will terminate and be of no further force and effect.  Notwithstanding any provision of the Terra Gold JV Agreement, the Sale of JV Interest Agreement will provide that, upon the closing of the Transaction pursuant to the Sale of JV Interest Agreement, Terra Gold will, subject to the payment to Raven of the Raven Royalty, own 100% of the Terra Project, and Raven will have a right to payment of the monies to be paid after Closing, secured as set forth in paragraph 4(f).

6.	Deposit. Upon execution of this Letter of Intent, Terra Gold will pay to Raven a deposit of USD 50,000. Such amount will:

(a)	Upon Closing, be applied against the USD 3,000,000 payable to Raven on Closing;

(b)	If, for any reason outside of the control of Raven, the Transaction does not close, be retained by Raven as liquidated damages, and not as a penalty; or

(c)
If the Transaction fails to close due to circumstances within the exclusive control of Raven, if this Letter of Intent is terminated by Raven for the reason set forth in paragraph 12(a) hereof, or if this Letter of Intent is terminated by Terra Gold for the reason set forth in paragraph 12(a) or (b)(ii) hereof, be returned to Terra Gold.

7.
Due Diligence Review.  Promptly following the execution of this Letter of Intent, Terra Gold will be entitled to commence due diligence in respect of the Terra Project.  Raven will provide Terra Gold all information that it has reasonable access to or in its possession in regards to the Terra Project, including but not limited to all working knowledge, previous contracts, previous ownership history, liens or claims of interest, geological reports and maps, previous samples surveys and assay results, business and operation plans and any historical or pro forma third party financials related to the operation of the property, provided that Raven will not be required to disclose its own internal projections or pro forma calculations with respect to the operation of the Terra Project.  Terra Gold will have a maximum period of forty-five (45) days to complete its due diligence.  If required in order to be provided with such information, Terra Gold will enter into a confidentiality agreement with either Raven or any third party in a form acceptable to Raven, acting reasonably, or such third party.

8.
Porterfield Royalty Payments.  Pursuant to the lease agreement dated March 22, 2005 between Ben Porterfield (“Porterfield”) and AngloGold Ashanti (USA) Exploration Inc. (“AngloGold”), as assigned by AngloGold to Talon Gold Alaska, Inc. (“Talon Gold”) and further assigned by Talon Gold to Raven, and as amended by an agreement dated January 7, 2011 (“Porterfield Lease”), Porterfield has leased the Porterfield Claims to Raven and maintain certain rights therein, including the right to receive a net smelter return royalty on certain production from the Terra Project as set forth in the Porterfield Lease.  Raven has the right to purchase a portion of such royalty as set forth in the Porterfield Lease.  Raven’s rights in the Porterfield Lease will be transferred to Terra Gold as part of the Transaction.

9.	Confidentiality. The provisions of Article XVIII of the Terra Gold JV Agreement will apply to this Letter of Intent.

10.
Default.  The Sale of JV Interest Payment will provide that, if Terra Gold fails to pay the amount required by paragraph 4(e)(ii) or 4(e)(iii) within the time provided therein, it will have ten (10) days to cure such default, failing which Raven may either realize upon its security as granted to it under paragraph 4(f) or elect to take appropriate legal action to collect the monies owed.

11.
Exclusivity. Until April 15, 2013, neither party or its affiliates will enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from any other entity or person (including, but not limited to, parties who may participate with Terra Gold in the Transaction who are introduced to Raven or its affiliates by Terra Gold or its affiliates) with respect to:

(a)	the possible acquisition or disposition of any interest in the Terra Project; or

(b)	any business combination involving the Terra Project, whether by way of merger, consolidation, share exchange, joint venture or other transaction,

without the prior consent of the other party.

12.
Termination of Letter of Intent.  If Raven and Terra Gold do not settle and execute the Sale of JV Interest Agreement by April 15, 2013, or such other date as Raven and Terra Gold may agree, this Letter of Intent will thereupon automatically terminate and neither party will have any further obligation to continue to negotiate the Sale of JV Interest Agreement.  In addition, this Letter of Intent may be terminated (whereupon neither party will have any further obligation to continue to negotiate the Sale of JV Interest Agreement) prior to the execution of the Sale of JV Interest Agreement:

(a)	by either party if such party is unable, despite using its commercially reasonable best efforts, to obtain all requisite regulatory acceptances/approvals; or

(b)	by Terra Gold if either:

(i)	it does not obtain the requisite approval of its board of directors and shareholders (if applicable), or

(ii)	the results of its due diligence investigations pursuant to paragraph 7 are unsatisfactory to Terra Gold, acting reasonably.

13.	Expenses. Terra Gold and Raven will each pay their own respective expenses incurred in connection with this Letter of Intent and the Transaction, whether or not the Transaction is consummated.

14.
Notice.  Any notice or other communication required or contemplated under this Letter of Intent to be given by one party to the other shall be personally delivered, faxed or mailed by prepaid registered post to the party to receive same at the undernoted address, namely:

(a)	if to Raven Gold Alaska Inc.:	Raven Gold Alaska Inc.
c/o Suite 2300 - 1177 West Hasting St.
Vancouver, British Columbia
Canada V6E 2K3

Attention:  Jeffrey Pontius, CEO
Fax Number: 1-604-408-7499

(b)	if to Terra Gold Corporation:	Terra Gold Corporation
c/o120 E. Lake St, Suite 401
Sandpoint, Idaho 83864

Attention:  Greg Schifrin, President & CEO
Fax Number: 208-906-8621

15.	Miscellaneous Provisions.

(a)	This Letter of Intent will be governed by and interpreted under the laws of the State of Alaska.

(b)	All references in this Letter of Intent to dollar amounts are to United States currency.

(c)
This Letter of Intent may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document.  All counterparts will be construed together and constitute one and the same document.

The parties agree that any matters outside those outlined in this Letter of Intent that may arise in connection with the Transaction will be negotiated in good faith and in accordance with standards generally practiced in the industry.

Agreed and Accepted,

/s/ Jeff Pontius
Jeff Pontius, CEO
Raven Gold Alaska Inc.

Date: February 18, 2013

Agreed and Accepted,

/s/ Greg Schifrin
Greg Schifrin, President & CEO
Terra Gold Corporation.

Date: February 19, 2013